Exhibit 23(a)

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Seabulk International, Inc. Amended and Restated Equity Ownership Plan and the Seabulk International, Inc. Stock Option Plan for Directors of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of SEACOR Holdings Inc., SEACOR Holdings Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SEACOR Holdings Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                                         /s/ Ernst & Young LLP


New Orleans, Louisiana
July 12, 2005